As filed with the Securities and Exchange Commission on January 17, 2006

Registration No. 333-118519

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective Amendment No. 1

to

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

DIGITAL RIVER, INC.

(Exact name of issuer as specified in its charter)

Delaware	5045	41-1901640
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9625 W. 76th Street, Suite 150
Eden Prairie, Minnesota 55344
(952) 253-1234

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Joel A. Ronning
Chief Executive Officer
Digital River, Inc.
9625 W. 76th Street, Suite 150
Eden Prairie, Minnesota 55344
(952) 253-1234

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael J. Sullivan

Julia Vax

Howard Rice Nemerovski Canady Falk & Rabkin

A Professional Corporation

Three Embarcadero Center, 7th Floor

San Francisco, California 94111

(415) 434-1600

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to rule 462(c) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED JANUARY 17, 2006

PROSPECTUS

$195,000,000

Digital River, Inc.

1.25% Convertible Senior Notes due January 1, 2024 and
4,425,486 Shares of Common Stock, Subject to Adjustments, Issuable Upon
Conversion of the Notes

This prospectus covers resales by selling securityholders of our 1.25% Convertible Senior Notes due January 1, 2024 and shares of our common stock into which the notes are convertible.

The notes will mature on January 1, 2024. We will pay interest on the notes on January 1 and July 1 of each year. We will make the first interest payment on January 1, 2005.

We may not redeem the notes prior to July 1, 2007. We may redeem some or all of the notes for cash on or after July 1, 2007 and prior to January 1, 2009, at 100% of their principal amount plus accrued and unpaid interest, if any, if the closing price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 150% of the conversion price in effect on such trading day. We may also redeem some or all of the notes for cash (i) on January 1, 2009 at a price equal to 100.25% of the principal amount of the notes being redeemed and (ii) after January 1, 2009 at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, in each case. Holders may require us to repurchase for cash all or part of their notes (i) on January 1, 2009 at a price equal to 100.25% of the principal amount of the notes being repurchased and (ii) on each of January 1, 2014 and January 1, 2019 at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, in each case.

The notes are convertible into our common stock, subject to the conditions described below, at an initial conversion price of $44.063 per share, subject to adjustments for certain events. The initial conversion price is equivalent to a conversion rate of approximately 22.6948 shares per $1,000 principal amount of notes. Holders may surrender their notes for conversion, if any of the following conditions is satisfied:

•       if the price of our common stock issuable upon conversion of a note reaches a specific threshold;

•       if we have called the notes for redemption;

•       if the trading price of the notes falls below certain thresholds;

•       if specified corporate transactions occur; or

•       in connection with a transaction or event constituting a fundamental change.

Holders may require us to repurchase their notes upon the occurrence of a fundamental change in cash at 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, plus the make whole premium, if any, payable in shares of our common stock.

The notes will be senior unsecured obligations and will rank, in right of payment, the same as all of our existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to all of our subordinated indebtedness and will be effectively subordinated to any secured indebtedness.

Our common stock is quoted on The Nasdaq National Market under the symbol “DRIV.” The last reported sale price of our common stock on January 13, 2006 was $33.25 per share. Prior to this offering the notes have been eligible for trading in The PortalSM  Market (PORTAL), a subsidiary of The Nasdaq Stock Market, Inc.

Notes sold by means of the prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurances about the development of any trading market for the notes.

See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying the notes or our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus or the documents incorporated by reference herein. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2006.

Digital River is our registered trademark.

All other trademarks or trade names in this prospectus are the property of their respective owners.

i

SUMMARY

This summary highlights basic information about us and this offering but may not contain all information important to you. You should read the more detailed information contained in, or incorporated by reference into, this prospectus. In this prospectus, unless expressly stated otherwise or unless the context otherwise requires, “Digital River, Inc.,” “Digital River,” “we,” “us” and “our” refer to Digital River, Inc. and its consolidated subsidiaries.

Digital River, Inc.

We are a provider of comprehensive electronic commerce outsourcing solutions. We were incorporated in February 1994 and commenced offering products for sale through our clients’ Web stores in August 1996. As a leading global e-commerce outsource provider, we enable our clients to access our proprietary electronic commerce system over the Internet. We have developed a technology platform that allows us to provide a suite of electronic commerce services, including Web commerce development and hosting, transaction processing, fraud prevention, digital and physical product fulfillment, export controls, tax management, multi-lingual customer service, advanced reporting and strategic marketing services. We provide an outsourcing solution that allows our clients to promote their own brands while leveraging our investment in infrastructure and technology. Some of our key clients include Allume Systems, Inc., Autodesk, Inc., Comp USA, DownloadSuperstore.com, eBay, Inc., H&R Block Inc., McAfee, Inc., Microsoft Corporation, OfficeMax Incorporated, PC Magazine, ScanSoft, Inc., Software Oasis, Inc., Symantec Corporation, Targus, Inc. and Trend Micro, Inc.

Our proprietary commerce network server technology serves as the platform for most of our solutions. Our technology incorporates custom software applications that enable Web store authoring, electronic software delivery, fraud prevention, export control, merchandising programs and online registration. Using our platform, we create Web commerce systems for our clients that replicate the look and feel of each client’s Web site. End-users enter the client site and are then seamlessly transferred to our commerce server. End-users can then browse for products and make purchases online, and once purchases are made, we either deliver the products digitally to the end-user through the Internet or communicate the order through its integration into a number of third-party fulfillment agencies for physical fulfillment. We also provide transaction-processing services and collect and maintain critical information about end-users. This information can later be used by our clients to facilitate add-on or upgrade sales and for other direct marketing purposes. We actively manage direct marketing campaigns for our clients and also deliver purchase information and Web store traffic statistics to our clients through online reporting.

We were incorporated in Delaware in 1994. Our address is 9625 West 76th Street, Suite 150, Eden Prairie, Minnesota 55344, (952) 253-1234. We maintain a website at www.digitalriver.com. Information contained on, or accessed through, our website does not constitute a part of this prospectus.

The Notes

Interest	The notes bear interest at 1.25% per annum on the principal amount from June 1, 2004, payable semi-annually in arrears in cash on January 1 and July 1 of each year, beginning January 1, 2005.
Maturity date	January 1, 2024.
Conversion

The notes are convertible into shares of our common stock, subject to the conditions described herein, at an initial conversion price of $44.063 per share, subject to adjustments for certain events. The initial conversion price is equivalent to a conversion rate of approximately 22.6948 shares per $1,000 principal amount of notes.

You may surrender your notes for conversion if any of the following conditions is satisfied:

•  During any fiscal quarter commencing after June 30, 2004, if the sale price of our common stock for 20 consecutive trading days in the preceding fiscal quarter is more than 130% of the conversion price per share;

• If we have called the notes for redemption;

•  If the average of the trading prices of the notes for any 5 consecutive trading day period is less than 95% of the average of the conversion values of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition after January 1, 2019, if on any day during such five consecutive trading day period, the sale price of our common stock is between the conversion price and 130% of the conversion price;

• If we make certain significant distributions to the holders of our common stock; or
• In connection with a transaction or event constituting a fundamental change of Digital River.
See “Description of the Notes—Conversion Rights.”
Provisional redemption

We may not redeem the notes prior to July 1, 2007. We may redeem some or all of the notes for cash on or after July 1, 2007 and prior to January 1, 2009, at 100% of their principal amount, plus accrued and unpaid interest, if any, if the closing price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 150% of the conversion price on such trading day. See “Description of the Notes—Provisional Redemption of Notes.”

Optional redemption

We may also redeem some or all of the notes for cash (i) on January 1, 2009 at a price equal to 100.25% of the principal amount of the notes being redeemed and (ii) after January 1, 2009 at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, in each case. See “Description of the Notes—Optional Redemption of Notes.”

Purchase at holder’s option on specified dates

You may require us to purchase for cash all or part of your notes (i) on January 1, 2009 at a price equal to 100.25% of the principal amount of the notes being purchased and (ii) on each of January 1, 2014 and January 1, 2019 at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any, in each case. See “Description of the Notes—Purchase of Notes at the Option of the Holder.”

Make whole premium upon a fundamental change

If a fundamental change occurs prior to January 1, 2009, we will pay a make whole premium on notes converted in connection with, or tendered for repurchase upon, a fundamental change as described below. The make whole premium will be payable in our stock (or the consideration into which our stock has been exchanged) on the repurchase date for the notes after the fundamental change, both for notes tendered for repurchase and for notes converted in connection with the fundamental change.

The amount of the make whole premium, if any, will be based on our stock price and the effective date of the fundamental change. A description of how the make whole premium will be determined and tables showing the make whole premium that would apply at various stock prices and fundamental change effective dates based on the current conversion rate are set forth under “Description of the Notes—Determination of the Make Whole Premium.” No make whole premium will be paid if the stock price is less than $33.13 or if the stock price exceeds $100.00.

Purchase at holder’s option upon a fundamental change

You may require us to purchase your notes upon the occurrence of a fundamental change in cash at 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, payable in cash, plus the make whole premium, if any, payable in shares of our common stock. See “Description of the Notes—Repurchase at the Option of a Holder Upon a Fundamental Change.”

Ranking

The notes are senior unsecured obligations and rank, in right of payment, the same as all of our existing and future senior unsecured indebtedness. The notes rank senior in right of payment to all of our subordinated indebtedness and are effectively subordinated to any secured indebtedness and any indebtedness of our subsidiaries.

Use of proceeds	We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See “Selling Securityholders.”

RISK FACTORS

You should carefully consider the risks described in our Annual Report on Form 10-K and incorporated herein by reference, as well as in other filings we make with the SEC and those described below before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related To The Notes

The notes are unsecured and contain no financial covenants.

The notes are not secured by our assets. The indenture does not restrict our ability to incur additional debt, including secured debt. The notes are effectively subordinated to any of our existing or future secured indebtedness to the extent of the assets securing that indebtedness. In addition, the indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases our level of indebtedness. Furthermore, the indenture contains only limited protections in the event of a “fundamental change” as defined below under “Description of the Notes—Repurchase at the Option of a Holder Upon a Fundamental Change.” We could engage in many types of transactions, such as acquisitions, refinancing or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a fundamental change permitting holders to require us to repurchase their notes under the indenture.

The notes are effectively subordinated to the liabilities of our subsidiaries.

In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries, creditors of our subsidiaries generally will have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, holders of the notes are effectively subordinated to the claims of our subsidiaries’ creditors, including trade creditors, to the extent of the assets of the indebted subsidiary. This subordination could adversely affect our ability to pay our obligations on the notes. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments.

We may be unable to finance the repurchase of the notes even if required by the holders pursuant to the indenture.

We will be required to repurchase all or a portion of the outstanding notes at the option of the holders on January 1, 2009, 2014 and 2019. In addition, upon a fundamental change, we may be required to redeem all or a portion of the outstanding notes. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any credit agreements or other agreements relating to our indebtedness may prevent us from repurchasing the notes or contain provisions that expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not repurchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. See “Description of the Notes.”

The contingent conversion features of the notes could result in your receiving less than the value of the common stock into which the notes are convertible.

The notes are convertible into common stock only if specified conditions are met. If the specified conditions for conversion are not met, you may not be able to receive the value of our common stock into which the notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes.

Conversion of the notes may affect the trading price of our common stock.

The conversion of some or all of the notes and any sales in the public market of our common stock issuable upon such conversion could adversely affect the market price of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress our common stock price.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes when you want or at prices you find attractive.

The price of our common stock on The Nasdaq National Market constantly changes. Because the notes are convertible into shares of our common stock, volatility in the market price for our common stock could have a similar effect on the trading price of the notes. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock has been and may continue to be subject to wide fluctuations. Fluctuations in our common stock price may be caused by a variety of factors, some of which are beyond our control:

•       actual or anticipated variations in quarterly operating results and announcements of technological innovations;

•       new products or services offered by us or our competitors;

•       changes in financial estimates by securities analysts;

•       changes in research coverage by securities analysts;

•       any announcement by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•       additions or departures of key personnel;

•       sales by current holders of our common stock; and

•       general conditions in, and investor sentiment regarding, electronic commerce companies generally.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that these sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the notes.

Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes and our common stock.

We have not requested a rating of the notes from any rating agency and we do not anticipate that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the notes and our common stock could be harmed.

Provisions of the notes may inhibit potential acquisition bids for us.

Your repurchase right upon the occurrence of a fundamental change could, in some circumstances, make more difficult or discourage a potential takeover of us and, thus, removal of incumbent management.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, the notes were traded on the PORTAL Market. Notes resold pursuant to this prospectus will cease to be traded on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurances about the development of any trading market for the notes.

The notes constitute a new issue of securities for which there is no established trading market. We cannot predict whether an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. If an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

•       prevailing interest rates and the markets for similar securities;

•       general economic conditions; and

•       our financial condition, historic financial performance and future prospects.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five years and for the nine months ended September 30, 2005 (in millions):

	Years ended December 31					Nine months ended September 30,
	2000	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges(1)	—	—	—	70.5	17.6	22.0

(1)          The ratio of earnings to fixed charges is computed by dividing income (loss) from operations plus fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and that portion of rental payments under operating leases that we believe to be representative of interest. Earnings were insufficient to cover fixed charges in 2000 through 2002 by amounts equal to the net loss for the period.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “should,” “estimate,” “predict,” “potential,” “continue,” or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and in the documents incorporated by reference. The forward- looking statements made in this prospectus relate only to events as of the date on which the statements are made.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See “Selling Securityholders.”

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture dated June 1, 2004, which is referred to as the “indenture.” The indenture is a contract between Digital River and Wells Fargo Bank, National Association, who is serving as trustee. The following description of the terms is a summary. It summarizes only those portions of the indenture we believe are most important to your decision to invest in the notes. This section does not describe every aspect of the notes. The indenture, and not this summary, defines your rights as a holder of the notes. There may be other provisions in the indenture that are also important to you. You should read the indenture for a full description of the terms of the notes. We will provide a copy, at no charge, if you contact us. As used in this section, the words “we,” “us,” “our” or “Digital River” refer to Digital River, Inc. and its successors under the indenture and do not include any current or future subsidiary of Digital River, Inc.

General

We have issued notes in the aggregate principal amount of $195,000,000 in denominations of $1,000 or in multiples of $1,000. The notes will mature on January 1, 2024, unless earlier converted, redeemed or repurchased.

The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of Digital River except to the extent described under “—Repurchase at the Option of a Holder Upon a Fundamental Change.”

The notes bear interest at the annual rate of 1.25%, which may be increased as described in “—Registration Rights” below, from June 1, 2004. Interest is payable on January 1 and July 1 of each year, beginning January 1, 2005, subject to limited exceptions if the notes are converted or purchased prior to the interest payment date. The record dates for the payment of interest are December 15 and June 15. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

We maintain an office in The City of New York where we will pay the principal of, and interest, if any, on the notes and you may present the notes for registration, transfer, exchange or conversion. This office is currently an office of the trustee. Except under limited circumstances described below, the notes are issued only in fully-registered book-entry form, without coupons, and are represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We or the trustee may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Ranking

The notes are senior unsecured obligations of Digital River and rank in right of payment the same as all of our existing and future senior unsecured indebtedness. The notes rank senior in right of payment to all of our subordinated indebtedness and are effectively subordinated to any secured indebtedness.

The notes are our exclusive obligations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, is effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

The indenture does not limit the amount of additional indebtedness, including any secured indebtedness, that we may create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness and other liabilities that any of our subsidiaries may create, incur, assume or guarantee.

Conversion Rights

You may convert any portion of your notes, in whole or in part, into common stock prior to the close of business on the maturity date of the notes, subject to prior redemption of the notes, upon the satisfaction of the conditions described below. You may convert all or any portion of the principal amount of any note that is a multiple of $1,000 into our common stock at an initial conversion price of $44.063 per share. The initial conversion price is equivalent to a conversion rate of approximately 22.6948 shares of common stock per $1,000 principal amount of notes, and is subject to adjustment as described below.

If any notes are converted during the period after any record date but before the next interest payment date, interest on those notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record on the record date of those notes. However, any notes that are delivered to us for conversion after any record date but before the next interest payment date must, except as described in the next sentence, be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of notes being converted. We will not require the payment to us described in the preceding sentence (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note. If you convert any notes after an interest payment date but on or before the next record date, no interest will be paid on those notes.

Holders may surrender their notes for conversion into shares of our common stock prior to stated maturity under the following circumstances:

Conversion Upon Satisfaction of Market Price Condition

You may surrender notes for conversion into our common stock on or prior to the maturity date during any fiscal quarter, if the sale price of our common stock, for each of any 20 consecutive trading days in the immediately preceding fiscal quarter, exceeds 130% of the conversion price per share of our common stock on that trading day.

For each fiscal quarter, we will determine if the notes are convertible as the result of the satisfaction of this condition in the preceding fiscal quarter and will promptly notify the trustee accordingly. The trustee will, in turn, notify the holders in each fiscal quarter as to the satisfaction of this condition.

The “sale price” of our common stock on any date means the closing per share sale price, or if no sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices, on that date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated. However if Nasdaq is no longer reporting this information, or if our common stock is not quoted on Nasdaq, as available in any other over-the-counter market or, if not available in any over-the counter market, the sale price will be determined in good faith by our board of directors.

Conversion Upon Notice of Redemption

You may surrender for conversion a note called for redemption at any time prior to the close of business on the business day that is prior to the redemption date, even if it is not otherwise convertible at that time. However, if you have already delivered a purchase notice or notice of your exercise of your option to require us to repurchase your notes, you may not surrender your notes for conversion until you have withdrawn this notice in accordance with the indenture.

Conversion Upon Trading Price of Notes Falling Below a Percentage of the Conversion Value of the Notes

If, after any five consecutive trading-day period in which the average of the trading prices for the notes for this five trading-day period is less than 95% of the average of the conversion values for the notes during that period, then you may surrender notes for conversion at any time during the following five trading days; provided, however, that no notes may be converted based on the satisfaction of this condition after January 1, 2019, if, on any day during such five consecutive trading-day period, the sale price of our common stock is between the conversion price and 130% of the conversion price.

The “trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on that determination date from three independent nationally recognized securities dealers that we select; provided, that if at least three such bids cannot reasonably be obtained, but two bids can reasonably be obtained, then the average of these two bids will be used; provided, further, that if at least two bids cannot reasonably be obtained, but one bid can reasonably be obtained, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 95% of the product of the “closing sale price” of our common stock and the conversion rate.

The “conversion value” of a note means the product of the last reported bid price of our common stock on any date of determination multiplied by the conversion rate of the note in effect on that date, which is the number of shares of our common stock into which the note is convertible.

Conversion Upon Specified Corporate Transactions

Even if the market price contingency described above under “—Conversion of Notes—Conversion Upon Satisfaction of Market Price Condition” has not occurred, if we elect to distribute to all holders of our common stock:

•       rights or warrants entitling them to subscribe for or purchase our common stock at less than the current market price, as defined in the indenture, on the trading day immediately preceding the declaration date for the distribution; or

•       cash, debt securities or other evidence of indebtedness or other assets, which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our common stock as of the trading day immediately preceding the declaration date for the distribution, we must notify you at least 20 days prior to the ex-dividend date for this distribution. Once we have given the notice, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place.

Conversion Upon a Fundamental Change

In addition, in the event of a fundamental change, you may surrender notes for conversion at any time beginning 10 days before the anticipated effective date of the fundamental change and until 10 days after the actual effective date of the fundamental change. If you convert your notes in connection with a fundamental change, you will receive:

•       the make whole premium, if any, which will be in an amount determined as set forth under “—Determination of the Make Whole Premium” and which will be payable in shares of our common stock on the repurchase date for the notes after the fundamental change described under “—Repurchase at the Option of a Holder Upon a Fundamental Change;” plus

•       the number of shares of our common stock into which a holder’s notes are convertible (if the notes are surrendered for conversion prior to the record date for receiving distributions in connection with a fundamental change, or if earlier, the effective time of the fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of common stock into which the notes were convertible immediately prior to the transactions (if notes are surrendered for conversion after such record date or effective time, as the case may be); plus

•       accrued but unpaid interest, if any, to but excluding the conversion date, which interest will be payable in cash.

Conversion Procedures

Your right to convert a note called for redemption at our option will terminate at the close of business on the business day prior to the redemption date, unless we default in making payment due upon redemption. If you have submitted your notes for repurchase upon a fundamental change, you may convert your notes only if you withdraw your repurchase notice prior to the repurchase date, as described below under “—Repurchase at the Option of a Holder Upon a Fundamental Change.” If the notes are subject to repurchase following a fundamental change, your conversion rights with respect to the notes subject to repurchase will expire at 5:00 p.m. New York City time on the business day before the repurchase date.

The right to convert any note may be exercised:

•       if the note is represented by a global security, by book-entry transfer to the conversion agent, which initially is the trustee, through the facilities of DTC, or

•       if the note is represented by a certificated note, by delivery of the note at the specified office of the conversion agent,

accompanied, in either case, by a duly signed and completed notice of conversion, and appropriate endorsements and transfer documents if required by the conversion agent.

We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

The conversion date will be the date on which the note and all of the items required for conversion are delivered to the conversion agent and the requirements for conversion have been met. You will be required to pay any taxes or duties payable in respect of the issue or delivery of the common stock issued upon conversion of your notes if the common stock is to be issued in a name other than that of the noteholder.

Adjustment of Conversion Price and Other Adjustments

We will adjust the conversion price if any of the following events occurs:

(1)   we issue capital stock as a dividend or distribution on our common stock,

(2)   we distribute rights or warrants to all holders of our common stock entitling them to subscribe for or purchase common stock at less than the current market price, as defined in the indenture, on the record date for such issuance,

(3)   we subdivide, combine or reclassify our common stock,

(4)   we distribute cash, evidence of indebtedness or other assets, excluding dividends or distributions described in clause (1) or (2) above, to all holders of our common stock,

(5)   we pay a dividend or other distribution consisting exclusively of cash to all holders of our common stock, and

(6)   we pay to holders of our common stock in respect of a tender exchange offer by us or any of our subsidiaries for common stock a price per share in excess of the current market price for one share of our common stock on the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, we will be required under the indenture to provide that the holders of the notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to limited exceptions.

In the event that:

•       we reclassify our common stock,

•       we consolidate, merge or combine with another entity, or

•       we sell or convey to another person all or substantially all of our property and assets,

and holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, except as described above under “—Conversion Upon a Fundamental Change,” you will be entitled to convert your notes into the same type of consideration, if any, received by holders of our common stock as if the holders of the notes had converted their notes into common stock immediately prior to one of these types of events. If we engage in any such reclassification, consolidation, merger, combination or sale of assets, the conversion price would not be adjusted.

We may, from time to time, voluntarily reduce the conversion price for a period of at least 20 days, subject to the shareholder approval requirements under the Nasdaq marketplace rules. We will give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event. We will not make any payment or adjustment for dividends or distributions on any common stock issued upon conversion of any note.

No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least 0.5%. Any adjustment not made will be taken into account in subsequent adjustments.

In some circumstances, you may be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

Determination of the Make Whole Premium

If a fundamental change occurs prior to January 1, 2009, we will pay a make whole premium upon the repurchase of the notes as described below under “—Repurchase at the Option of a Holder Upon a Fundamental Change” and upon the conversion of the notes as described above under “—Conversion Upon a Fundamental Change.” We will not pay any make whole premium if the stock price, as defined below, is less than $33.13 or greater than $100.00. The make whole premium will be equal to a percentage, known as the “additional premium,” of the original principal amount of the notes. The additional premium will be in addition to, and not in substitution for, any cash, securities, or other assets otherwise due to holders of notes upon conversion, repurchase or redemption. The additional premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, referred to as the “effective date,” and the price, referred to as the “stock price,” paid per share of our common stock in the transaction constituting the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price will be the sale price of our common stock, determined as described under “—Conversion Upon Satisfaction of Market Price Condition” above, on the 10 trading days up to but not including the date on which the fundamental change becomes effective.

We will pay the make whole premium solely in shares of our common stock, other than cash paid in lieu of fractional shares, or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change. If holders of our common stock have the right to elect the form of consideration received in a fundamental change, then the consideration into which a share of our common stock has been converted will be deemed to equal the aggregate consideration distributed in respect of all shares of our common stock divided by the total number of shares of common stock participating in the distribution.

The value of our shares for purposes of determining the number of shares to be issued in respect of the make whole premium will be calculated as follows:

•       In the case of a fundamental change in which all or substantially all of the shares of our common stock have been converted as of the effective date into the right to receive securities or other assets or property, then the value of our shares will equal the value of the consideration paid per share, with the consideration valued as follows:

(a)           securities that are traded on an United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the average closing price or last sale price, as applicable, on the 10 trading days prior to but excluding the repurchase date,

(b)          other securities, assets or property, other than cash, which holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by the trustee, and

(c)           100% of any cash.

•       In all other cases, the value of our shares will equal 98% of the average of the closing price of our common stock on the 10 trading days prior to but excluding the repurchase date.

Notwithstanding the foregoing, in no event will the value of our common stock be less than 50% of the stock price used to determine the amount of the make whole premium.

The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth additional premiums (in percentages).

Make Whole Premium Upon Fundamental Change (% of Face Value)

	Effective Date
Stock price	June 2, 2004	January 1, 2005	January 1, 2006	January 1, 2007	January 1, 2008	January 1, 2009
$ 33.13	0.0	0.0	0.0	0.0	0.0	0.0
$ 36.00	6.6	6.8	7.1	6.8	5.8	0.0
$ 40.00	13.6	13.5	13.3	12.1	10.4	0.0
$ 44.00	20.8	20.5	19.8	17.8	15.6	0.0
$ 48.00	19.4	18.8	17.7	14.9	12.4	0.0
$ 52.00	17.9	17.2	15.7	12.3	9.5	0.0
$ 56.00	16.7	15.8	14.0	10.1	6.9	0.0
$ 60.00	15.5	14.5	12.5	8.2	4.5	0.0
$ 64.00	14.5	13.4	11.2	6.6	2.5	0.0
$ 68.00	13.6	12.4	10.1	5.3	1.2	0.0
$ 72.00	12.8	11.5	9.1	4.2	0.4	0.0
$ 76.00	12.0	10.7	8.2	3.3	0.2	0.0
$ 80.00	11.4	10.0	7.5	2.6	0.0	0.0
$ 84.00	10.8	9.4	6.8	2.0	0.0	0.0
$ 88.00	10.2	8.8	6.2	1.6	0.0	0.0
$ 92.00	9.7	8.3	5.6	1.2	0.0	0.0
$ 96.00	9.2	7.8	5.2	0.9	0.0	0.0
$100.00	8.8	7.4	4.8	0.7	0.0	0.0

The exact stock price and repurchase dates may not be set forth on the table, in which case

•       If the stock price is between two stock price amounts on the table or the repurchase date is between two dates on the table, the additional premium will be determined by straight-line interpolation between additional premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year.

•       If the stock price is in excess of $100.00 per share, no additional premium will be paid.

•       If the stock price is less than or equal to $33.13, no additional premium will be paid.

Provisional Redemption of Notes

We may not redeem the notes prior to July 1, 2007. We may redeem some or all of the notes for cash on or after July 1, 2007 and prior to January 1, 2009, at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date if the closing price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 150% of the conversion price on such trading day. We will provide not less than 20 nor more than 60 days’ notice mailed to each holder of the notes to be redeemed. If we give the redemption notice and deposit the funds as required, then interest will cease to accrue on and after the redemption date on the notes or portions of the notes called for redemption.

Optional Redemption of Notes

On January 1, 2009, we may redeem some or all of the notes for cash at a price equal to 100.25% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date. After January 1, 2009, we may redeem some or all of the notes for cash at any time and from time to time, at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date. If the redemption date is an interest payment date, interest will be paid on the interest payment date to the record holder on the relevant record date. We will give not less than 20 business days’ or more than 60 business days’ notice of redemption by mail to holders of the notes. Holders may convert notes or portions of notes called for redemption even if the market price contingency described under “Conversion Rights” has not occurred, until the close of business on the day that is two business days prior to the redemption date.

Upon redemption, holders of notes that are redeemed will receive, in exchange for the notes, the redemption price in cash.

Partial Redemption

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

On each of January 1, 2009, 2014 and 2019 (and if that day is not a business day, on the following business day), you may require us to purchase all or part of your notes for cash, in integral multiples of $1,000, for which you have properly delivered and not withdrawn a written purchase notice. The purchase price on January 1, 2009 will be equal to 100.25% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any, to but excluding the date of purchase. The purchase price on each of January 1, 2014 and January 1, 2019 will be equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any, to but excluding the date of repurchase. You may submit your notes for purchase to the paying agent designated by us at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “Material U.S. Federal Tax Considerations.”

Required Notices and Procedure

On a date not less than 20 business days prior to any date for purchase at the option of the holder, we will give notice to holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

A purchase notice must be received by the paying agent no later than the close of business on the business day prior to the purchase date and must specify the notes for which the repurchase right is being exercised.

You may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date.

In connection with any purchase offer, including a repurchase at the option of a holder upon a fundamental change, as described below, we will

•       comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then apply;

•       file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•       otherwise comply with all federal and state securities laws.

Our obligation to pay the purchase price for a note as to which you have delivered and not validly withdrawn a purchase notice is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

If the paying agent holds money sufficient to pay the purchase price of the note on the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

Repurchase at the Option of a Holder Upon a Fundamental Change

If a fundamental change occurs, you may require us to repurchase all of your notes, or any portion of your notes that are an integral multiple of $1,000 for cash, on the date which is 30 business days after the occurrence of the fundamental change, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to but excluding the repurchase date, payable in cash, plus the additional premium, if any, payable in stock, determined as described above under “—Determination of the Make Whole Premium.”

We will mail to the trustee and each holder a written notice of the fundamental change within 15 business days after the occurrence of a fundamental change. This notice will contain certain specified information, including:

•       information about and the terms and conditions of the fundamental change;

•       information about the holder’s right to convert the notes;

•       the holder’s right to require us to repurchase the notes;

•       the procedures required for exercise of the repurchase option upon the fundamental change; and

•       the name and address for the paying and conversion agents.

You must deliver written notice of your exercise of this repurchase right to the paying agent at any time prior to the close of business on the business day prior to the fundamental change repurchase date. The written notice must specify the notes for which the repurchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the fundamental change repurchase date.

“Fundamental change” means the occurrence of a change of control or a termination of trading.

“Change of control” means the occurrence of one or more of the following events:

(1)          any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of our assets to any person or group of related persons, other than to any of our wholly-owned subsidiaries, as defined in Section 13(d) of the Exchange Act, whether or not otherwise in compliance with the provisions of the indenture;

(2)          the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

(3)          any person or group becoming the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock; or

(4)          any consolidation by us with, or merger by us with or into, another person or any consolidation by another person with, or merger by another person with or into, us, in any event other than pursuant to a transaction in which the persons that beneficially owned, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, the shares of our voting stock immediately prior to the transaction, beneficially own, directly or indirectly, immediately after the transaction, shares of voting stock of the continuing or surviving corporation representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as the ownership immediately prior to the transaction.

However, a change of control does not include any transaction or event in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration consisting of all or substantially all common stock or American Depositary Shares that are: (i) listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange or (ii) approved, or immediately after the transaction or event will be approved, for quotation on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices.

The definition of a change of control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of convertible notes to require us to repurchase such convertible notes as a result of a sale, lease, exchange or other transfer of less than all of our assets to another person or group may be uncertain.

“Termination of trading” means that our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices, and no other American Depositary Shares or similar instruments for the common stock are listed or approved for listing in the United States.

Your repurchase right upon the occurrence of a fundamental change could, in some circumstances, make more difficult or discourage a potential takeover of us and, thus, removal of incumbent management. The fundamental change repurchase right, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the fundamental change purchase feature is a standard term contained in other similar debt offerings.

We could in the future enter into transactions, including highly leveraged recapitalizations, that would not constitute a fundamental change and would, therefore, not provide the holders with the protection requiring us to repurchase the notes.

We may be unable to repurchase the notes at your option, whether upon the occurrence of a fundamental change or otherwise. We may not have enough funds to pay the redemption price for all tendered notes on a redemption date. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our redemption of the notes upon a fundamental change or may provide that a fundamental change constitutes a default under that agreement. If a redemption date occurs at a time that we are prohibited from purchasing or redeeming notes, we would be required to seek the consent of our lenders to redeem the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Events of Default and Notice

The following are events of default under the indenture:

(1)   a default in the payment of principal of any note or of the redemption price, purchase price or repurchase price in respect of any note when due,

(2)   a default in the payment of interest, including additional interest, if any, on any note which continues for 30 days or more after the payment is due,

(3)   a default in the performance of any other of our covenants or agreements in the indenture that continues for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of then outstanding notes,

(4)   failure by us to make any payment when due, including any applicable grace period, in respect of our indebtedness for borrowed money, which payment is in an amount in excess of $10 million,

(5)   default by us or our subsidiaries with respect to any of our indebtedness for borrowed money, which default results in acceleration of any such indebtedness that is an amount in excess of $10 million, provided that if the acceleration is rescinded or annulled, then the event of default under the indenture will be cured,

(6)   failure by us to convert notes upon exercise of a holder’s conversion right,

(7)   failure to provide a notice of a fundamental change in accordance with the indenture, and

(8)   specified events relating to bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal of and interest, if any, on all the notes to be immediately due and payable. If the event of default relates to bankruptcy, insolvency or reorganization, the notes automatically become due and payable immediately, subject to applicable law. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under some circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

You may not enforce the indenture or notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes, unless the holders shall have offered the trustee indemnity or security satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the indenture, the holders of a majority in principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. Those holders may, in some cases, waive any default except a default in payment of principal of, or interest, if any, on any note, a failure to comply with certain provisions of the indenture relating to conversion of the notes or we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

We are required to furnish the trustee annually with an officer’s certificate as to our compliance with the conditions and covenants provided for in the indenture and specifying any known defaults.

Discharge

The indenture provides that we may terminate some of our obligations under the indenture at any time by delivering all outstanding notes to the trustee for cancellation if we have paid all sums payable by us under the indenture. At any time within one year before the maturity of the notes or the redemption of all the notes at our option, we may terminate some of our obligations under the indenture, other than our obligations to pay the principal of, and interest, if any, on the notes and our obligations in connection with your right to convert your notes, by depositing with the trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the notes when due.

Merger and Consolidation

We may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to, another corporation, person or entity unless:

(1)   the successor person, if any, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the notes and under the indenture,

(2)   immediately after giving affect to the transaction, no default or event of default shall have occurred and be continuing, and

(3)   other conditions specified in the indenture are met.

Modification and Waiver

Except as described below, supplements of, and amendments to, the indenture or the notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of outstanding notes and any existing default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding notes, subject to some exceptions. However, we and the trustee may amend or supplement the indenture or the notes, without the consent of the holders of the notes, to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the notes and make certain changes with respect to conversion rights in case of a merger or acquisition in compliance with the indenture or to make any change that does not materially adversely affect the rights of a holder of the notes. Without the consent of the holders of each note affected thereby, an amendment, supplement or waiver may not:

•       change the stated maturity date of the principal of any note, or adversely affect the right to convert any note,

•       reduce the principal amount or redemption, repurchase or purchase price of, or interest, including additional interest, or make whole amount on, any note,

•       change the currency for payment on any note,

•       impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any note,

•       impair the right of a holder to convert any note,

•       except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, adversely affect the conversion rights of holders of the notes,

•       adversely affect any repurchase options of holders,

•       change the ranking of the notes in a manner adverse to the holders of the notes,

•       change the quorum or voting requirements under the indenture,

•       after the occurrence of a fundamental change, modify the provisions with respect to the purchase right of the holders upon a fundamental change in a manner adverse to holders,

•       reduce the above-stated percentage of outstanding notes necessary to amend or supplement the indenture or waive defaults or compliance, or

•       modify, with some exceptions, any provisions of the indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder.

Concerning the Trustee

The trustee under the indenture, Wells Fargo Bank, National Association, has been appointed by us as the initial paying agent, conversion agent and registrar with respect to the notes. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

In case an event of default shall occur, and shall not be cured, and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless the holders shall have offered to the trustee indemnity or security satisfactory to it.

Governing Law

The indenture and notes are governed by and construed in accordance with the laws of the State of New York.

Book-Entry Delivery and Form

We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for Depositary Trust Company, or DTC, and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Holders may hold beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form, called “certificated notes,” will be issued only in some limited circumstances described below.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, who are called “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, who are called “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited on its book-entry registration and transfer system the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were designated by the initial purchasers of our notes. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to the participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold their beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee as the case may be, is considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security is able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, a holder is not entitled to have the notes represented by the global security registered in its name, will not receive or be entitled to receive physical delivery of certificated notes and is not considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize beneficial owners owning through these participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and interest, if any, on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, the registered owner and holder of the global security. Neither we, the trustee, nor any paying agent will have responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and interest, if any, on the global security, will credit participants’ accounts with payments in amounts proportionate to the respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through the participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in the global security owning through the participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given the direction. However, if DTC notifies us that it is unwilling to be a depositor for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated notes that it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We have, at our expense, filed with the SEC a registration statement on Form S-3, referred to as the shelf registration statement, of which this prospectus is a part, covering resales of the notes and the common stock issuable upon their conversion, which together are referred to as the negotiable securities. We agreed pursuant to a registration rights agreement with the initial purchasers, for the benefit of the holders of the notes and the common stock issuable upon the conversion of the notes, that we will, at our cost:

(1)   use our commercially reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act as soon as practicable, and

(2)   use commercially reasonable best efforts to keep the shelf registration statement effective after its effective date until the date which is the earliest of:

(a)           the second anniversary of the effective date of the shelf registration statement,

(b)          such time as all the registrable securities have been sold pursuant to the shelf registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in the securities not being subject to transfer restrictions under the Securities Act and the absence of a need for a restrictive legend regarding registration under the Securities Act, and

(c)           such time when all of the registrable securities held by our nonaffiliates, from the time of issuance, are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation.

We will provide to each holder for whom the shelf registration statement was filed a copy of this prospectus, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit resales of the notes and the common stock issuable upon the conversion thereof by such holders to third parties.

We will be permitted to suspend the use of this prospectus for one or more periods not to exceed an aggregate of 45 days in any 90 day period, or up to 75 days in connection with a material business transaction, or an aggregate of 120 days in any twelve-month period under specified circumstances relating to pending corporate developments, public filings with the SEC and similar events.

A beneficial holder selling the securities pursuant to the shelf registration statement generally will be required to be named as a selling security holder in this prospectus and to deliver this prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to that holder, including indemnification obligations.

If:

(1)   on or prior to the 180th day after the first date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC, or

(2)   after the shelf registration statement has been declared effective, it ceases to be effective or usable in connection with resales of notes and the common stock issuable upon their conversion for 45 consecutive days or more than 45 days in any 90 day period or in excess of 120 days in any 12 month period in accordance with the registration rights agreement (each event referred to in clauses (1) and (2), a “registration default”), additional interest will accrue on any unconverted notes that are registrable securities, from and including the date on which any registration default shall occur to, but excluding the date on which all registration defaults have been cured, at the rate of (a) 0.25% over and above the interest set forth in the notes to and including the 90th day following the occurrence of the registration default and (b) 0.50% over and above the interest set forth in the notes from and after the 91st day following the occurrence of the registration default. No additional interest will accrue on any shares of common stock into which notes have been converted.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us and has been publicly filed.

Purchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture. We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes we purchased may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or any of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at a holder’s expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of October 31, 2005, there were 35,208,759 shares of common stock issued and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all of the shares of common stock issuable upon conversion of the notes will be, fully paid and nonassessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of us, which could depress the market price of our common stock and securities convertible into our common stock.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents.   Our amended and restated certificate and amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, our certificate provides for a “classified” board of directors in which only approximately one third of the directors are elected at each annual meeting of stockholders. The certificate also provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our bylaws limit who may call special meetings of the stockholders. Our certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, our bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals.

Delaware Takeover Statute.   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

These and other provisions of our certificate and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion describes the material U.S. federal tax consequences of the ownership and disposition of the notes and of our common stock into which the notes may be converted. This discussion assumes that the notes and common stock received upon the conversion of the notes cannot be integrated with any other financial instrument.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this registration statement may affect the tax consequences described herein, possibly with retroactive effect.

This discussion applies only to holders that hold the notes and our common stock as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes).

We believe, based on the advice of counsel, that the notes are properly characterized as indebtedness for U.S. federal income tax purposes and we will treat the notes as indebtedness for U.S. federal income tax purposes. This determination is binding on each holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the Internal Revenue Service, which may make a different determination. The discussion which follows assumes that the notes are properly characterized as indebtedness for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•       certain financial institutions;

•       insurance companies;

•       dealers and certain traders in securities;

•       persons holding the notes or our common stock as part of a “straddle,” “hedge,” “conversion,” “constructive sale,” or similar transaction;

•       United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•       certain former citizens or residents of the United States;

•       partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•       persons subject to the alternative minimum tax.

Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under tax treaties.

Tax Consequences to United States Holders

As used herein, the term “United States Holder” means a beneficial owner of a note or our common stock that is for U.S. federal income tax purposes:

•       a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under U.S. federal income tax laws;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•       an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a U.S. person.

As used in this discussion, the term “Non-United States Holder” means a beneficial owner of a note or our common stock that is not a United States Holder.

Taxation of Interest

The notes were issued without original issue discount for federal income tax purposes. Accordingly, interest paid on the notes will be included in the income of a United States Holder as ordinary income at the time it is received or accrued, in accordance with the holder’s regular method of tax accounting.

Sale, Exchange, Repurchase or Retirement of Notes

Upon a sale, exchange, repurchase or retirement of a note (other than a conversion into our common stock or as described below under “Tax Consequences to United States Holders—Market Discount”), a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, repurchase or retirement (other than amounts representing accrued and unpaid interest) and such United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will generally be equal to the holder’s purchase price for the note, increased by any market discount previously included in income by the holder and reduced by any amortized premium.

Gain or loss recognized on the sale, exchange, repurchase or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, repurchase or retirement the note has been held for more than one year. Any amounts attributable to accrued interest, however, will be taxed as interest income (as discussed above under “Tax Consequences to United States Holders—Taxation of Interest”) to the extent the holder has not previously included such amounts in the holder’s taxable income. The deductibility of capital losses is subject to limitations.

Conversion of Notes into Common Stock

A United States Holder’s conversion of a note into our common stock generally will not be a taxable event, except (i) the receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis attributable to the fractional share), (ii) the fair market value of common stock received with respect to accrued interest may be taxed as a payment of interest, and (iii) as described below with respect to market discount.

A United States Holder’s adjusted tax basis in our common stock received upon a conversion of a note will be the same as the United States Holder’s adjusted tax basis in the note at the time of the conversion, reduced by any basis attributable to a fractional share and increased by the amount of income recognized with respect to accrued interest. The United States Holder’s holding period for the common stock received will include the holding period of the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

Constructive Dividends

If at any time we decrease the conversion price, either at our discretion or pursuant to the anti-dilution provisions of the indenture, the decrease may be deemed to be the payment of a taxable stock dividend to the United States Holders of the notes, although the holder would not receive cash or other property. Generally, a reasonable decrease in the conversion price in the event of stock dividends or distributions of rights to our stockholders to subscribe for our common stock will not be a taxable dividend. In certain circumstances, the failure to adjust the conversion price may result in a deemed distribution to the holders of our common stock. Any constructive taxable stock dividend on the notes may not be eligible for taxation at lower rates under legislation enacted in 2003.

Taxation of Distributions on Common Stock

Distributions, if any, paid on our common stock after a conversion, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when actually or constructively received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain. If the United States Holder is an entity treated as a regular or “Subchapter C” corporation for federal income tax purposes, it generally would be able to claim a deduction equal to a portion of any dividends received.

Under legislation enacted in 2003, dividends received by noncorporate United States Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain holding period requirements and other conditions are met. United States Holders should consult their own tax advisers regarding the implications of this recent legislation in their particular circumstances.

Sale or Other Disposition of Common Stock

Unless a nonrecognition provision applies, gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a note will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s adjusted tax basis in the common stock disposed of and the amount realized on the disposition.

Market Discount

The resale of notes may be affected by the impact on a purchaser of the market discount provisions of the Internal Revenue Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition (other than at original issue) exceeds the United States Holder’s adjusted tax basis in the note. Subject to a limited exception, these provisions generally require a United States Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of disposition, unless the United States Holder elects to include accrued market discount in income currently.

This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the United States Holder, under a constant yield method. A United States Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a United States Holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

Amortizable Premium

A United States Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the note’s maturity date under a constant-yield method that reflects semiannual compounding based on the note’s payment period. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Tax Consequences to Non-United States Holders

Taxation Of Interest

Subject to the discussion below regarding backup withholding, interest income on the notes paid to a Non-United States Holder will be exempt from U.S. federal income and withholding tax, provided that:

•       the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

•       the certification requirement described below has been fulfilled with respect to the Non-United States Holder; and

•       such interest is not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States.

The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies to us or our paying agent on IRS Form W-8BEN (or an appropriate substitute form), under penalties of perjury, that it is not a U.S. person and provides its name and address.

Interest income (including additional interest) on the notes that is not exempt from U.S. federal income and withholding tax generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, unless such income is effectively connected income as described below in “Tax Consequences to Non-United States Holders—Effectively Connected Income.”

Additional interest received by a Non-United States Holder if the registration of the notes is not declared effective within prescribed time periods, or does not continue to be effective, or if the registration statement or prospectus does not continue to be useable under certain circumstances, may not be exempt from U.S. withholding tax as described above. The Company will determine whether withholding will be required at the time any such event triggering the payment of additional interest actually occurs.

Sale, Exchange or Other Disposition of Notes or Common Stock

Subject to the discussion below regarding backup withholding, a Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale, exchange or other disposition (other than a conversion into our common stock, which is described below) of the notes or of our common stock, unless:

•       the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States,

•       in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the sale, exchange or disposition and certain other conditions are met,

•       the Non-United States holder is subject to Code provisions applicable to certain U.S. expatriates, or

•       we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such holder held the note or common stock, a U.S. real property holding corporation for U.S. federal income tax purposes; however, as long as our common stock is regularly traded on an established securities market, only Non-United States Holders who have held more than 5% of such class of stock at any time during such five-year or shorter period or Non-United States Holders who, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the fair market value of our common stock would be subject to taxation under this rule. We do not believe that we are currently or ever have been a U.S. real property holding corporation or that we will become one in the future, although there can be no assurance that we will not become such a corporation.

Any gain realized on a sale, exchange or other disposition of the notes taxed as interest income will be subject to the rules described above regarding taxation of interest.

Conversion of Notes into Common Stock

Non-United States Holders generally will not be subject to U.S. federal income and withholding tax on the conversion of a note into shares of our common stock. However, any gain recognized by a Non-United States Holder on the conversion of a note into our common stock due to the receipt of cash in lieu of a fractional share will be subject to the rules described above regarding the sale, exchange or other disposition of a note.

Distributions on Notes and Common Stock

If a Non-United States Holder of a note were deemed to have received a constructive dividend (see “Tax Consequences to United States Holders—Constructive Dividends” above), the Non-United States Holder generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend unless such income is effectively connected income as described below in “Tax Consequences to Non-United States Holders—Effectively Connected Income.” In

addition, dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty, unless such income is effectively connected income as described below in “Tax Consequences to Non-United States Holders—Effectively Connected Income.” In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8BEN (or an appropriate substitute form) certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

Effectively Connected Income

If a Non-United States Holder of a note or of our common stock is engaged in a trade or business in the United States, and if interest on the note (including additional interest), gain realized on a sale, exchange or other disposition of the note or of our common stock, or a dividend (including a constructive dividend) on the note or on our common stock, is effectively connected with the conduct of the trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If a Non-United States Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Non-United States Holders with effectively connected income or gain should consult their own tax advisers with respect to other tax consequences of the ownership of the note or of our common stock, including the possible imposition of a 30% branch profits tax.

United States Federal Estate Tax

A note held or beneficially owned by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual’s estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise applies.

Non-United States Holders should consult with their tax advisors regarding U.S. federal, state, local and foreign tax consequences with respect to the notes and common stock.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes and the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A United States Holder will be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

We originally issued and sold the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act, and the initial purchasers immediately resold the notes to persons they reasonably believed to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

The following table sets forth information with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act.

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(2)	Common Stock Offered(3)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering
Aloha Airlines Non-Pilots Pension Trust(4)	225,000	5,106	5,106	0	0
Aloha Pilots Retirement Trust(4)	125,000	2,836	2,836	0	0
Alexian Brothers Medical Center(4)	450,000	10,212	10,212	0	0
Argent Classic Convertible Arbitrage Fund L.P.(5)	1,370,000	31,091	31,091	0	0
Argent Classic Convertible Arbitrage Fund II L.P.(5)	330,000	7,489	7,489	0	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(5)	3,690,000	83,743	83,743	0	0
Argent LowLev Convertible Arbitrage Fund LLC(5)	230,000	5,219	5,219	0	0
Argent LowLev Convertible Arbitrage Fund II, LLC(5)	10,000	226	226	0	0
Argent LowLev Convertible Arbitrage Fund Ltd.(5)	1,790,000	40,623	40,623	0	0
Arkansas PERS(4)	1,465,000	33,247	33,247	0	0
AstraZeneca Holdings Pension(4)	435,000	9,872	9,872	0	0
Attorneys Title Insurance Fund(4)	150,000	3,404	3,404	0	0
Boilermakers Blacksmith Pension Trust(4)	3,300,000	74,892	74,892	0	0
C & H Sugar Company Inc.(4)	125,000	2,836	2,836	0	0

CALAMOS Growth & Income Portfolio—CALAMOS Advisors Trust(6)	150,000	3,404	3,404	0	0
CALAMOS Growth & Income Fund—CALAMOS Investment Trust(6)	17,350,000	393,754	393,754	0	0
*Citadel Credit Trading Ltd.(7)	4,600,000	104,396	104,396	(7)	(7)
*Citadel Equity Fund Ltd.(7)	49,500,000	1,123,392	1,123,392	(7)	(7)
Class C Trading Company, Ltd.(5)	50,000	1,134	1,134	0	0
Clinton Multistrategy Master Fund, Ltd.(8)	8,055,000	182,806	182,806	0	0
Clinton Riverside Convertible Portfolio Limited(8)	1,640,000	37,219	37,219	0	0
CNH CA Master Account, L.P.(9)	2,000,000	45,389	45,389	0	0
*Credit Suisse First Boston Europe Ltd.(10)	30,000	680	680	0	0
Credit Suisse First Boston LLC(10)	100,000	2,269	2,269	0	0
Custom Investments PCC, Ltd.(5)	80,000	1,815	1,815	0	0
*DB AG London(11)	4,600,000	104,396	104,396	0	0
Delaware PERS(4)	830,000	18,836	18,836	0	0
Delta Airlines Master Trust(4)	850,000	19,290	19,290	0	0
*Deutsche Bank Securities Inc.(11)	3,500,000	79,431	79,431	0	0
DKR SoundShore Opportunity Holding Fund Ltd.(12)	4,000,000	90,779	90,779	0	0
Duke Endowment(4)	700,000	15,886	15,886	0	0
Fore Convertible Master Fund, Ltd.(13)	18,011,000	408,756	408,756	0	0
Fore Plan Asset Fund, Ltd.(13)	1,621,000	36,788	36,788	0	0
F.R. Convt Sec Fn(4)	115,000	2,609	2,609	0	0
*Guggenheim Portfolio Company VIII (Cayman) Ltd.(14)	2,827,000	64,158	64,158	0	0
Hallmark Convertible Securities Fund(4)	115,000	2,609	2,609	0	0
Hawaiian Airlines Employees Pension Plan-IAM(4)	65,000	1,475	1,475	0	0
Hawaiian Airlines Pension Plan for Salaried Employees(4)	10,000	226	226	0	0

Hawaiian Airlines Pilots Retirement Plan(4)	200,000	4,538	4,538	0	0
HFR CA Global Select Master Trust Account(5)	70,000	1,588	1,588	0	0
*HighBridge International LLC(15)	10,000,000	226,948	226,948	0	0
Huntrise Capital Leveraged Partners, LLC(16)	50,000	1,134	1,134	0	0
ICI American Holdings Trust(4)	315,000	7,148	7,148	0	0
Inflective Convertible Opportunity Fund I, Limited(16)	50,000	1,134	1,134	0	0
Inflective Convertible Opportunity Fund I, L.P.(16)	600,000	13,616	13,616	0	0
Louisiana CCRF(4)	165,000	3,744	3,744	0	0
Luxor/Inflective Convertible Opportunity Fund Limited(16)	1,000,000	22,694	22,694	0	0
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(5)	130,000	2,950	2,950	0	0
Man Mac I Limited(17)	7,041,000	159,794	159,794	0	0
MSD TCB, LP(18)	26,500,000	601,412	601,412	0	0
Nuveen Preferred & Convertible Income Fund JPC(4)	5,390,000	122,324	122,324	0	0
Nuveen Preferred & Convertible Fund JQC(4)	7,100,000	161,133	161,133	0	0
OCLC Online Computer Library Center Inc.(4)	45,000	1,021	1,021	0	0
Onyx Fund Holdings, LDC(19)	6,000,000	136,168	136,168	0	0
Partners Group Alternative Strategies PCC Ltd.—Green Delta Cell(8)	700,000	15,886	15,886	0	0
Prudential Insurance Co. of America(4)	85,000	1,929	1,929	0	0
Silver Convertible Arbitrage Fund, LDC(5)	70,000	1,588	1,588	0	0
Southern Farm Bureau Life Insurance(4)	875,000	19,857	19,857	0	0
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio(8)	3,805,000	86,353	86,353	0	0

State of Oregon/Equity(4)	4,400,000	99,857	99,857	0	0
State of Oregon/SAIF Corporation(4)	5,200,000	118,012	118,012	0	0
Syngenta AG(4)	245,000	5,560	5,560	0	0
TCW Group, Inc.(20)	4,750,000	107,800	107,800	0	0
*UBS AG London Branch(21)	10,000,000	226,948	226,948	0	0
US Bank FBO Benedictine Health Systems(4)	350,000	7,943	7,943	0	0
Value Line Convertible Fund Inc.(22)	350,000	7,943	7,943	0	0
Whitebox Diversified Arbitrage Partners L.P.(23)	2,000,000	45,389	45,389	0	0
Xavex Convertible Arbitrage 2 Fund(5)	40,000	907	907	0	0
Xavex Convertible Arbitrage 10 Fund(5)	1,160,000	26,325	26,325	0	0
*Continental Assurance Company(24)	880,000	19,971	19,971	0	0
*BP Amoco Master Trust for Employee Pension Plans(25)	4,400,000	99,857	99,857	0	0
*MSS Convertible Arbitrage 3(25)	220,000	4,992	4,992	0	0
*SG Americas Securities, LLC(26)	1,850,000	41,985	41,985	0	0

*                    Registered broker-dealer or affiliate of a registered broker-dealer.

(1)          Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2)          Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.

(3)          Assumes conversion of all of a holder’s notes at a conversion rate of 22.6948 shares per $1,000 principal amount of notes and cash payments in lieu of any fractional interest. This conversion rate, however, is subject to adjustment as described under “Description of the Notes—Conversion Rights—Adjustment of Conversion Price and Other Adjustments.” As a result, the number of shares of common stock offered by each selling securityholder pursuant to this prospectus may increase or decrease in the future.

(4)          Voting and investment control over this entity is exercised by Ann Houlihan.

(5)          Voting and investment control over these entities is exercised by Argent Management Company, LLC, Argent International Management Company, LLC or Argent Financial Group (Bermuda), Ltd., Nathanial Brown and Robert Richardson, principals of each.

(6)          Voting and investment control over these entities is exercised by Nick Calamos.

(7)          Citadel Limited Partnership (“Citadel”) is the trading manager of Citadel Equity Fund Ltd. and Citadel Credit Trading Ltd. and consequently has investment discretion over securities held by these entities, but disclaims beneficial ownership of the shares held by them. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over, but disclaims beneficial ownership of, securities held by these entities.

Citadel Credit Trading Ltd. owns an additional $1,160,000 of registered notes, convertible into 26,325 shares of common stock. Citadel Equity Fund Ltd. owns an additional $13,340,000 of registered notes, convertible into 302,748 shares of common stock. These additional notes and shares of common stock were acquired in registered transactions and therefore are not offered pursuant to this prospectus.

(8)          Voting and investment control over these entities is exercised by Michael Vacca, Chief Operating Officer of Clinton Group, Inc.

(9)          Voting and investment control over this entity is exercised by its investment advisor, CNH Partners, LLC, Robert Krail, Mark Mitchell and Todd Pulvno, principals.

(10)   Credit Suisse First Boston Europe Ltd. is an affiliated entity of Credit Suisse First Boston LLC, which is a registered broker-dealer and was an initial purchaser of the notes. Credit Suisse First Boston is a wholly owned subsidiary of Credit Suisse Group. Credit Suisse Group’s registered shares (CSGN) are listed in Switzerland and Frankfurt, and in the form of American Depositary Shares (CSR) in New York.

(11)   DB AG London is a subsidiary of Deutsche Bank Securities Inc., a registered broker-dealer and a publicly held entity. Voting and investment control over DB AG London is exercised by Patrick Corrigan.

(12)   DKR Capital Partners L.P. (“DKR LP”) is a registered investment advisor, and as the investment manager of the selling securtyholder has retained certain portfolio managers with whom it shares voting and dispositive powers over the securities. Tom Kirvaitis has trading authority over the securities included in the table above.

(13)   Voting and investment control over these entities is exercised by David Egglishaw.

(14)   Certain affiliates of Guggenheim Advisors, the controlling entity of the selling securityholder, are broker-dealers. Voting and investment control over this entity is exercised by Loren Katzovitz.

(15)   Voting and investment control over this entity is exercised by its trading advisor, HighBridge Capital Management, Glenn Dubin and Henry Swieca, principals. HighBridge International LLC is a subsidiary of HighBridge Capital Corp., a registered broker-dealer.

(16)   Voting and investment control over these entities is exercised by Thomas V. Ray, President and CIO of Inflective Asset Management, LLC.

(17)   Man-Diversified Fund II Ltd. has been identified as the controlling entity of the selling securityholder. The manager shares of Man-Diversified Fun II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(18)   Voting and investment control over this entity is exercised by John Phelan and Glenn Fuhrman.

(19)   Onyx Capital Management, LLC (“Onyx”) is the investment adviser the selling securityholder and consequently has voting control and investment discretion over, but disclaims beneficial ownership of, securities held by it. Andrew Royce indirectly controls Onyx and has the power to direct the voting and disposition of, but also disclaims beneficial ownership of, the securities held by Onyx Fund Holdings, LDC.

(20)   Voting and investment control over this entity is exercised by Thomas Lyon.

(21)   Voting and investment control over this entity is exercised by Tom Klein and Charles Dietz. UBS AG London Branch is affiliated with UBS Securities LLC, a registered broker-dealer.

(22)   A reporting entity with the Securities and Exchange Commission.

(23)   Voting and investment control over this entity is exercised by its investment advisor, Whitebox Diversified Convertible Arbitrage Advisors LLC, Andrew Redleaf, managing member of general partner.

(24)   Voting and investment control is exercised by Dennis Hemme, Vice Presiddent of Continental Assurance Company. Continental Assurance Company is an affiliate of CNA Investor Services Inc., a registered broker-dealer.

(25)   Voting and investment control is exercised by Susan Christoph, Managing Director of FA Asset Management, the Investment Manager for BP Amoco Master Trust for Employee Pension Plans and MSS Convertible Arbitrage 3. BP Amoco Master Trust for Employee Pension Plans and MSS Convertible Arbitrage 3 are affiliates of First Albany Corporation, a registered broker-dealer.

(26)   A reporting entity with the Securities and Exchange Commission.

None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling holders purchased the notes in private transactions on or after June 1, 2004. None of the selling securityholders who are registered broker-dealers received the securities in compensation for investment banking services. Securityholders who are affiliates of registered broker-dealers acquired the securities in the ordinary course of business and represented to us that they had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of purchase. All of the notes are “restricted securities” under the Securities Act prior to their sale pursuant to the registration statement.

Information concerning the selling holders may change from time to time and any changed information will be set forth in amendments to the registration statements or supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under specified circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their respective successors, may sell the notes and the common stock issuable upon the conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

We will not receive any of the proceeds from the sale of these securities. If the notes or shares of common stock issuable upon the conversion of the notes are to be sold by transferees, pledgees or donees or their respective successors, then we must amend the list of selling securityholders to include the transferee, pledgee or donee or their respective successors as selling securityholders by amending the registration statement, of which this prospectus is a part, or supplementing this prospectus, as required by law.

The notes and the common stock issuable upon the conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•       on any national securities exchange or quotation service on which the notes or our common stock may be listed or quoted at the time of sale;

•       in the over-the-counter market;

•       otherwise than on these exchanges or services or in the over-the-counter market; or

•       through the writing of options, whether the options are listed on an options exchange or otherwise.

In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes and the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge them to broker-dealers that in turn may sell these securities.

The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes and the common stock into which the notes are convertible and, if the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time under this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes and the common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts, concessions or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of these securities to be made directly or through agents.

Our outstanding common stock is listed for trading on The Nasdaq National Market under the symbol “DRIV.” Prior to this offering the notes were traded on the PORTAL Market. Notes resold pursuant to this prospectus will cease to be traded on the PORTAL Market. We do not intend to list the notes on any securities exchange or automated dealer quotation system and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and the common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Selling securityholders that are also registered broker-dealers, such as Deutsche Bank Securities Inc., who act in connection with the sale of notes or shares of common stock under this prospectus are “underwriters” within the meaning of the Securities Act and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of this compensation. Selling securityholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Several of the selling securityholders are affiliates of broker-dealers. Each of these selling securityholders has informed us that: (1) the selling securityholder purchased its notes in the ordinary course of business and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder, or any successor rules or regulations, and have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of these provisions.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an amendment to the registration statement, of which this prospectus is a part, or in a supplement to this prospectus, as required by law.

We will use our commercially reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective for the period set forth above under “Description of Notes—Registration Rights.” No sales may be made pursuant to this prospectus after that period unless we amend the registration statement, of which this prospectus is a part, or supplement this prospectus, as required by law, to indicate that we have agreed to extend the period of effectiveness.

We have agreed, among other things, to bear all fees and expenses, other than selling expenses, discounts, concessions and commissions and expenses of counsel to the selling securityholders, in connection with the registration and sale of the notes and the shares of common stock under this prospectus.

LEGAL MATTERS

Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, San Francisco, California, will pass upon legal matters for us regarding the validity of the shares of common stock issuable upon conversion of the notes. Kirkland & Ellis LLP, special New York counsel to us, will pass upon legal matters for us regarding the validity of the notes.

EXPERTS

The consolidated financial statements of Digital River, Inc. and subsidiaries appearing in Digital River, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and Digital River, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 “K” Street, N.W., Washington, D.C. 20006.

We are incorporating by reference in this prospectus some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, such as the Risk Factors set forth in our Annual Report and other documents we file with the SEC, is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings, other than reports furnished and not filed pursuant to Form 8-K, we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of the initial registration statement and including prior to effectiveness of the registration statement:

•       Annual Report on Form 10-K for the year ended December 31, 2004;

•       Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•       Current Reports on Form 8-K filed on January 20, 2005, February 15, 2005, April 28, 2005, May 31, 2005, June 15, 2005, June 21, 2005, July 05, 2005 and December 20, 2005; and

•  The description of the common stock contained in our Registration Statement on Form 8-A, as filed on July 20, 1998 with the SEC.

You may access these documents at no cost through our web site at www.digitalriver.com or request a copy of these filings at no cost, by writing or telephoning us at the following address:

Digital River, Inc.
9625 W. 76th Street, Suite 150
Eden Prairie, MN 55344
(952) 253-1234

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the notes or the common stock issuable upon conversion thereof in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration Fee	$24,706.50
Accounting Fees	$10,000.00
Legal Fees and Expenses	$85,000.00
Miscellaneous	$293.50
Printing and Engraving	$5,000.00
Trustee Fees	$10,000.00
Total	$135,000.00

ITEM 15.         Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses incurred by its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Registrant may not retroactively amend the Bylaws provisions relating to indemnity.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16.         Exhibits and Financial Statement Schedules

a)               Exhibits

Exhibit Number	Description of Document
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2(2)	Amended and Restated Bylaws of the Registrant, as currently in effect.
4.1(3)	Indenture, dated as of June 1, 2004, between the Registrant and Wells Fargo Bank, National Association, as Trustee.
4.2(3)

Registration Rights Agreement, dated June 1, 2004, between the Registrant, Credit Suisse First Boston LLC, Harris Nesbitt Corp., and RBC Capital Markets Corporation, as representatives of the several purchasers.

5.1*	Opinion of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation.
5.2*	Opinion of Kirkland & Ellis LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation (reference is made to Exhibit 5.1).
23.3*	Consent of Kirkland & Ellis LLP (reference is made to Exhibit 5.2).
24.1*	Power of Attorney. Reference is made to the signature page.
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of Wells Fargo Bank, National Association.

*                    Previously filed.

(1)          Incorporated by reference from the Company’s Registration Statement on Form S-3 (File No. 333-81626), declared effective on February 12, 2002.

(2)          Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 27, 2001.

(3)          Incorporated by reference to exhibits filed with the Company’s current report on Form 8-K dated May 26, 2004 and filed on July 13, 2004.

b)              Financial Statement Schedules

Consolidated Schedules are omitted because they are not applicable, or because the information is included in the Schedule, Financial Statements or the Notes thereto, which are incorporated by reference.

ITEM 17.         Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A)  Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)   Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)   Provided, further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    If the registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eden Prairie, state of Minnesota, on the  17th day of January, 2006.

digital river, inc.
By:	/s/ JOEL A. RONNING
Joel A. Ronning
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ JOEL A. RONNING	Chief Executive Officer and Director
Joel A. Ronning	(Principal Executive Officer)	January 17, 2006
/s/ THOMAS M. DONNELLY	Chief Financial Officer and Treasurer
Thomas M. Donnelly	(Principal Financial and	January 17, 2006
Accounting Officer)
*	Director	January 17, 2006
Perry W. Steiner
*	Director	January 17, 2006
William Lansing
*	Director	January 17, 2006
Thomas F. Madison
*	Director	January 17, 2006
J. Paul Thorin
Director
Frederic M. Seegal

*By:	/s/ JOEL A. RONNING
Joel A. Ronning
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2(2)	Amended and Restated Bylaws of the Registrant, as currently in effect.
4.1(3)	Indenture, dated as of June 1, 2004 between the Registrant and Wells Fargo Bank, National Association, as Trustee.
4.2(3)

Registration Rights Agreement, dated June 1, 2004 between the Registrant, Credit Suisse First Boston LLC, Harris Nesbitt Corp., and RBC Capital Markets Corporation, as representatives of the several purchasers.

5.1*	Opinion of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation.
5.2*	Opinion of Kirkland & Ellis LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation (reference is made to Exhibit 5.1).
23.3*	Consent of Kirkland & Ellis LLP (reference is made to Exhibit 5.2).
24.1*	Power of Attorney. Reference is made to the signature page.
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of Wells Fargo Bank, National Association.

*                    Previously filed.

(1)          Incorporated by reference from the Company’s Registration Statement on Form S-3 (File No. 333-81626), declared effective on February 12, 2002.

(2)          Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 27, 2001.

(3)          Incorporated by reference to exhibits filed with the Company’s current report on Form 8-K dated May 26, 2004 and filed on July 13, 2004.